Exhibit 21.01

                       SUBSIDIARIES OF THE COMPANY

      Name of Subsidiary                Place of Incorporation

      Technical Promotions, Inc.                    Michigan
      Daedalus International, Inc.                  Michigan
      Daedalus Enterprises International
         Corp.(1)                                   Barbados

(1)   Small Foreign Sales Corporation